LETTERHEAD OF ANDERSEN ANDERSEN & STRONG L.C.





March 1, 2001




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:  Hadro Resources, Inc.
       File No. 0-25579


Dear Sirs:

I agree with the statements made in Item 4 of the report on Form 8-K of Hadro Resources, Inc. (the "8-K Report"), as reprinted below from the 8-K Report:

     "Item 4. Changes in Registrant's Certifying Accountant

     On March 8, 2001, Andersen Andersen & Strong L.C. ("AAS"), the principal independent accountant of Hadro Resources, Inc., a Nevada corporation (the "Company") resigned as the principal independent accountant. ASS' resignation resulted from a mutual business decision made by the respective management of AAS and the Company that it would be in the best interests of the Company to engage the services of an independent accountant, which has a current relationship with other companies associated with the Company's management. During the Company's two most recent fiscal years and any subsequent interim period preceding the resignation of AAS, there were no disagreements with AAS which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AAS, would have caused AAS to make reference to the subject matter of the disagreements in connection with its reports. AAS, as the Company's principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company's financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles. The principal independent accountant did modify its opinion due to going concern uncertainties.

     On March 8, 2001, the board of directors of the Company approved and authorized the engagement of LaBonte & Co., Chartered Accountants, #1205 - 1095 West Pender Street, Vancouver, British Columbia V6E 2M6 as the principal independent accountant for the Company."

Very truly yours,


ANDERSEN ANDERSEN & STRONG L.C.


By: /s/ L.R. Andersen
---------------------
L.R. Andersen

ANDERSEN ANDERSEN & STRONG, L.C.                  941 East 3300 South, Suite 202
--------------------------------                    Salt Lake City, Utah  84106
Certified Public Accountants and Business Consultants

Member SEC Practice Section of the AICPA               Telephone 801 486-0096
                                                       Fax 801 486-0098



March 1, 2001



United States Securities and EXchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

To Whom It May Concern:

We have read Item 4 of Form 8-K dated March 8, 2001, of Hadro Resources, Inc. file number 0-25579 and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.



Very truly yours,


Andersen, Andersen & Strong. L.C.


/s/ L.R. Andersen
-----------------
L.R. Andersen

ANDERSEN ANDERSEN & STRONG, L.C.                  941 East 3300 South, Suite 202
--------------------------------                    Salt Lake City, Utah  84106
Certified Public Accountants and Business Consultants

Member SEC Practice Section of the AICPA               Telephone 801 486-0096
                                                       Fax 801 486-0098




March 8, 2001



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange

Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549



Re: Hadro Resources, Inc. file number 0-25579

Dear Sir:

This is to confirm that the client-auditor relationship between Hadro Resources Inc. and Andersen Andersen & Strong, L.C. has ceased.



Sincerely,


Andersen, Andersen & Strong. L.C.


/s/ L.R. Andersen
-----------------
L.R. Andersen